Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Amendment No. 1 of Registration Statement on Form S-1 of our report dated September 13, 2017 with respect to the audited consolidated financial statements of Arkados Group, Inc. for the years ended May 31, 2017 and 2016. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such prospectus.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP

New York, NY

April 27, 2018